Andrew Berlin, AVP - Investor Relations Jeffrey Myhre, VP - Editorial
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HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER APPOINTS STEPHEN T. PARKER TO ITS BOARD OF DIRECTORS

Parker Replaces Edward T. Berg

ALGONA, IA, February 22, 2008 -- Hydrogen Engine Center, Inc., (OTC BB: HYEG), a developer of systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems, is pleased to announce that Stephen T. Parker has agreed to be a member of its board of directors.

Mr. Parker will be filling a vacancy on the board created with the resignation of Edward T. Berg. Mr. Berg resigned on February 15, 2008, citing the need to concentrate on other business matters. Ted Hollinger, and others at HEC, accepted his resignation with regret, expressing their sincere appreciation for the talent, dedication and effort given by Mr. Berg to HEC during his tenure as a director.

Stephen Parker is Chairman and CEO of Datacraft Solutions where he is responsible for strategic planning, financing, and business operations. Stephen's career spans over twenty-five years, with experience in international commerce, executive management, corporate growth strategies, sales, technology development, and corporate financing.

Prior to Datacraft Solutions, Stephen was an executive at IBM, Eftia, Verizon (GTE/Contel), and Satellite Business Systems. In his last assignment he was CEO of a technology company with two separate enterprises headquartered in Canada and India. He holds patents in lean enabling technologies and is one of the principal patent authors for the first wireless data system G2.5. He is a member of the advisory board for Silicon Valley based Blacksmith Capital.

Stephen is an expert in capital efficient operations and corporate restructuring. At IBM he restructured their OSS/BSS business. During the 2001 tech market down turn as the CEO of a Canadian and Indian company he successfully transformed the company from a fully burdened cost structure of $200K/HC to $65/HC which resulted in an 800% increase in productivity, and a 72% reduction in operating costs, while achieving the highest customer SAT, highest cash receipts, and sales in the company's history.

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He has managed global businesses for 20 years and has worked with a number of large corporations implementing world class efficiency improvement programs including Lear Corporation, Danaher, IBM, Case New Holland, Wiremold, Pentair, NTT, Bharti, AT&T, Singapore Tel, MCI, BT, Hong Kong Tel, Telstra, Verizon, Bell Atlantic, Bell Canada, SBC, Sprint, Time Warner Telecom, China Unicom, Saudi Telephone, New Zealand Tel, and the Russian Ministry of Communications to name a few.

“While we are sad to lose the talents of Ed Berg, we are extremely pleased to welcome Stephen Parker to the HEC board,” said Chairman Ted Hollinger. “Mr. Parker brings a new level of expertise, experience, and energy to our company. We are very excited to have him as part of our team.”

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) develops systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems. These technologies are for use by customers and partners in the industrial and power generation markets. We have and continue to file patents around these next generation systems and processes. These solutions and the engines using them are designed to run on alternative fuels including but not limited to gasoline, propane, natural gas, ethanol and hydrogen. We are developing engines that are fueled by ammonia. Our engines and engine products are sold under the brand name Oxx Power ™. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company’s ability to hire and retained qualified employees, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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